 Exhibit 99.1

Ambow Education Holding Ltd. (NYSE American: AMBO) Launches HybriU Collaboration Board, Bringing One-Scan Real-Time Collaboration to Meetings, Classrooms, Workshops, and Live Events

New AI-Powered Phygital (Physical + Digital) Tool Lets Participants Join a Shared Interactive Whiteboard via a Single QR Code Scan, With Real-Time Support for PDFs, PowerPoint, Images, Sketches, and Drawings

Key Facts At-a-Glance

●	Who: Ambow Education Holding Ltd. (NYSE American: AMBO), a U.S.-based AI-powered phygital (physical + digital) technology company headquartered in Cupertino, California

●	What: Launch of the HybriU Collaboration Board, a real-time interactive whiteboard accessible through a single QR code scan, with no software installation or account creation required

●	When: Available immediately, beginning May 19, 2026

●	Where: Available globally through www.hybriu.com/products/collaboration-board

●	Why: Removes setup friction (no installation, no account creation, no link distribution) and unifies in-room and remote participants in a single visual workspace, addressing a known gap in hybrid meeting and classroom collaboration

●	How It Works: Multi-format support for PDFs, PowerPoint presentations, images, sketches, and drawings, with live annotation, highlighting, and real-time co-editing across all participants

CUPERTINO, Calif., May 19, 2026 (GLOBE NEWSWIRE) -- Ambow Education Holding Ltd. (“Ambow” or the “Company”) (NYSE American: AMBO), a global innovator of AI-powered phygital (physical + digital) solutions for education, conferencing and events, today announced the launch of the HybriU Collaboration Board, a new product within HybriU™, the Company’s flagship product for real-time hybrid learning and collaboration. The HybriU Collaboration Board transforms meetings, classrooms, workshops, and live events into dynamic shared workspaces accessible through a single QR code scan.

Once participants scan the QR code, they enter the same real-time interactive whiteboard environment, where they can engage with PDFs, PowerPoint presentations, images, sketches, drawings, and other visual content in real time.

More than a content-sharing tool, the HybriU Collaboration Board creates a live collaborative experience where ideas can be presented, marked up, discussed, and refined together. Participants can view, annotate, highlight, and contribute directly on shared materials, making communication clearer, feedback faster, and collaboration far more engaging.

By removing barriers to participation and bringing people into a single visual workspace, the HybriU Collaboration Board helps teams align more quickly, improve understanding, and turn discussion into action. It is an ideal solution for organizations seeking a more interactive, connected, and effective way to collaborate across physical and digital environments.

Management Commentary

“The HybriU Collaboration Board reflects our continued focus on making hybrid environments more interactive, more inclusive, and more human,” said Dr. Jin Huang, CEO and Chair of the Board of Ambow Education Holding Ltd. “By reducing the path to participation to a single QR scan, we are giving educators, teams, and event organizers a tool that turns passive viewers into active contributors and shortens the distance between an idea and a decision.”

“The Collaboration Board broadens what HybriU can deliver into both education and enterprise environments, and it does so with a deployment model that meets customers where they are,” said James Bartholomew, President of Ambow Education Holding Ltd. “What we consistently hear from institutions and corporate buyers is that they want collaboration tools that work the moment people walk into a room, without IT setup, account provisioning, or training. The Collaboration Board is built for that reality, and we expect it to expand the conversations we are already having with universities, training organizations, and enterprise customers.”

Product Details

Core features of the HybriU Collaboration Board include:

●	One-scan QR code access that allows participants to join a shared workspace from any device, with no software installation or account creation required

●	A unified interactive whiteboard environment that gives every participant a real-time view of the same content

●	Multi-format support for PDFs, PowerPoint presentations, images, sketches, and drawings

●	Live annotation, highlighting, and editing capabilities for all participants

●	A shared workspace where ideas can be presented, marked up, discussed, and refined together

Designed for a Wide Range of Use Cases

The HybriU Collaboration Board is built for organizations seeking a more interactive and connected way to collaborate across physical and digital environments, including:

●	Corporate meetings, team workshops, and strategy sessions

●	College classrooms, faculty development, and training programs

●	Conferences, live events, and panel discussions, brainstorming sessions

●	Customer briefings, design reviews, and partner workshops

The HybriU Collaboration Board is available now as part of the HybriU product suite. To learn more or request a demonstration, visit www.hybriu.com/products/collaboration-board.

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HybriU Collaboration Board. One scan. One shared space. Endless possibilities.

About Ambow Education Holding Ltd.

Ambow Education Holding Ltd. (NYSE American: AMBO) is a leading technology company delivering phygital (physical + digital) innovation solutions for education, enterprise collaboration and live events. Founded in 2000 and headquartered in Cupertino, California, Ambow has built its patented flagship HybriU™ product suite to redefine the future of learning, communication and engagement by providing immersive, real-time experiences to organizations and audiences worldwide. For more information, visit www.ambow.com and www.hybriU.com.

Follow us on X: @Ambow_Education

Follow us on LinkedIn: Ambow-education-group

Forward-Looking Statements

This press release contains forward-looking statements made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “will,” “expects,” “believes,” “anticipates,” “intends,” and similar expressions identify these statements. Such statements involve risks and uncertainties and are based on current expectations and assumptions about Ambow and its industry. Actual results may differ materially from those expressed or implied. Ambow undertakes no obligation to update forward-looking statements except as required by law.

Investor Relations Contact

Ambow Education Holding Ltd.

E-mail: ir@ambow.com

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